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                                                                    EXHIBIT 12.1

                             PAINE WEBBER GROUP INC.
                       COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (In thousands of dollars)


                                           Six Months
                                         Ended June 30,                       Years Ended December 31,
                                                         ----------------------------------------------------------------------
                                             1996           1995           1994           1993           1992           1991
                                          ----------     ----------     ----------     ----------     ----------     ----------
Income before taxes                       $  294,942     $  102,677     $   44,385     $  407,576     $  339,115     $  226,247
                                          ----------     ----------     ----------     ----------     ----------     ----------

Preferred stock dividends                     21,789         36,260          1,710          5,828         27,789         34,732
                                          ----------     ----------     ----------     ----------     ----------     ----------

Fixed charges:

  Interest                                   948,932      1,969,811      1,428,653      1,130,712        879,242      1,056,124

  Interest factor in rents                    29,408         59,491         51,102         50,133         45,962         43,804
                                          ----------     ----------     ----------     ----------     ----------     ----------

  Total fixed charges                        978,340      2,029,302      1,479,755      1,180,845        925,204      1,099,928
                                          ----------     ----------     ----------     ----------     ----------     ----------

Total fixed charges and preferred
  stock dividends                          1,000,129      2,065,562      1,481,465      1,186,673        952,993      1,134,660
                                          ----------     ----------     ----------     ----------     ----------     ----------

Income before taxes and fixed charges     $1,273,282     $2,131,979     $1,524,140     $1,588,421     $1,264,319     $1,326,175
                                          ==========     ==========     ==========     ==========     ==========     ==========

Ratio of earnings to fixed charges
  and preferred stock dividends                  1.3            1.0            1.0            1.3            1.3            1.2
                                          ==========     ==========     ==========     ==========     ==========     ==========



For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.